Exhibit 99.1

iRhythm Technologies Further Strengthens its Board of Directors
with Two New Independent Director Appointments

SAN FRANCISCO, JUNE 6, 2023 (GLOBE NEWSWIRE) – iRhythm Technologies, Inc.(NASDAQ:IRTC), a leading digital health care company focused on creating trusted solutions that detect, predict, and prevent disease, today announced the appointment of Mojdeh Poul and Brian Yoor as directors to its Board effective June 1, 2023.

“On behalf of the entire iRhythm team, I am thrilled to welcome Mojdeh and Brian to our Board of Directors,” said Quentin Blackford, iRhythm’s President and CEO. “Both bring extensive operational experience, strong financial acumen, and public company leadership across the global healthcare and medical technology sectors. We believe their proven track record of delivering results and building sustainable long-term value within healthcare will further strengthen our Board’s depth of expertise and unique perspectives as we continue to scale on a global basis.”

With their appointment to the Board of Directors, both Ms. Poul and Mr. Yoor have also been appointed to serve as members of the Company’s Audit Committee. These additions expand iRhythm’s Board to nine directors, eight of whom are independent members.

“Mojdeh is an accomplished, purpose-driven healthcare executive and is recognized for her experience in accelerating growth through portfolio transformation and reliably delivering results through diverse, high-performance leadership teams. Brian is a seasoned global financial executive and has led multi-national companies through transformative periods that have led to sustainable financial strength, business growth and value creation,” said Abhi Talwalkar, Chairman of the Board of Directors. “Mojdeh and Brian’s deep industry knowledge and experience will be invaluable in guiding us to grow our business, efficiently scale our operations and deliver on the significant growth opportunity ahead.”

About Mojdeh Poul
Mojdeh Poul is an accomplished healthcare executive with over thirty years of extensive experience leading global businesses and operations in large multinational organizations. Most recently, Ms. Poul served as the Executive Vice President and Group President of 3M Healthcare Business from April 2019 to June 2022. In this role, she led the global P&L, strategy, manufacturing and commercial operations, and R&D for the $8.6B Healthcare Business Group. Ms. Poul joined 3M in April of 2011 and held multiple leadership roles throughout her tenure, including as Executive Vice President of Safety & Graphics Business Group, as President of 3M Canada, and as President of two divisions within the 3M Healthcare Business Group.

Prior to 3M, Ms. Poul held global business leadership roles of increasing responsibility with leading global medical technology companies, including Medtronic, ev3, Boston Scientific, and Teleflex Medical. In these roles, she led formulation and implementation of market development strategies to drive global growth and penetration of neuromodulation and emerging cardiovascular therapies. Deployed strategies included generation of world class clinical evidence and health economics data, physician education and referral development programs, and direct to patient marketing.

Ms. Poul has served on the Board of Stanley Black and Decker since February of 2021, where she is a member of the Audit and Talent & Compensation Committees. She holds an MBA from University of North Carolina at Chapel Hill as well as a Master of Engineering and Bachelor of Science in Mechanical Engineering from University of Louisville.

Exhibit 99.1

About Brian Yoor
Brian Yoor is an accomplished global financial executive with over three decades of leadership experience in strategy, finance, operations, investor relations, acquisitions and integrations, and organizational development for healthcare and start-up companies. Brian spent most of his career at Abbott, where he concluded his career as Chief Financial Officer. Prior to that, he held multiple leadership roles including Division Controller for multiple business units, and Vice President of investor relations. During his tenure at Abbott, Brian successfully built and led a performance culture and transformative change in the areas of capital allocation, enterprise-wide cash flow, and investor relations.

Mr. Yoor serves as Chairman of the Board for Covira Surgical, a biotech start-up in the microbiome space, and he previously served as the founding Chairman and an Operating Partner at Portal Innovations, a unique venture capital company for early life science start-ups. He attended the University of Toledo, where he earned his Bachelor of Business Administration in Accounting.

About iRhythm Technologies, Inc.
iRhythm is a leading digital health care company that creates trusted solutions that detect, predict, and prevent disease. Combining wearable biosensors and cloud-based data analytics with powerful proprietary algorithms, iRhythm distills data from millions of heartbeats into clinically actionable information. Through a relentless focus on patient care, iRhythm’s vision is to deliver better data, better insights, and better health for all.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements relating to growth expectations and personnel matters. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our filings made with the Securities and Exchange Commission on Forms 10-K and 10-Q. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

Investor Relations Contact
Stephanie Zhadkevich
(919) 452-5430
investors@irhythmtech.com

Media Contact
Saige Smith
(262) 289-7065
irhythm@highwirepr.com